Exhibit 10.35

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of June 3, 2014 (this “Agreement”), by and among BMV DIRECT SOTRS LP, a Delaware limited partnership (“Creditor”), BIOMED REALTY HOLDINGS, INC., a Maryland corporation (“BMR”), ZOSANO PHARMA, INC. (“Borrower”), ZP HOLDINGS, INC. (“Holdings”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (the “Lender”).

Recitals

A. Borrower has requested and/or obtained a loan in the principal amount of $4,000,000.00 (the “Senior Loan”) from Lender which is or will be from time to time secured by assets and property of Borrower pursuant to the terms of that certain Loan and Security Agreement dated as of June 3, 2014 by and between Borrower and Lender, as the same may be amended from time to time (the “Senior Loan Agreement”). Capitalized terms not otherwise defined herein shall have the same meaning as in the Senior Loan Agreement.

B. Creditor’s Affiliate BMR has extended loans or other credit accommodations to Borrower, Holdings and/or ZP Group, LLC (“Group” and collectively with Borrower and Holdings, the “Zosano Group”), and/or may extend loans or other credit accommodations to the Zosano Group from time to time, subject to the terms of this Agreement. BMR has assigned certain of those credit accommodations to Creditor as provided in that certain Note Assignment dated December 18, 2012, a complete copy of which has been provided to Lender (the “Assignment”).

C. In order to induce Lender to extend the Senior Loan to Borrower and, at any time or from time to time, at Lender’s option, to make such further loans or other credit accommodations to or for the account of Borrower not to exceed an aggregate of $800,000, grant such renewals or extensions of the Senior Loan as Lender may deem advisable, Creditor is willing to subordinate the Subordinated Debt (as defined below) to the Senior Debt (as defined below), on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. The term “Senior Debt” shall mean all obligations of any of Borrower to Lender, now existing or hereafter arising, under the Senior Loan Agreement and/or any other related documents governing, evidencing or securing the Senior Loan (collectively, “Senior Debt Documents”), together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any Bankruptcy, reorganization or similar proceeding. The term “Senior Security Interest” shall mean any security interest in or

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lien on the “Collateral” (as defined in the Senior Loan Agreement) in favor of Lender arising from the Senior Debt. The term “Enforcement Action” means any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, Lender Claims or the Collateral. The filing of an involuntary Insolvency Proceeding against Borrower is considered to be an Enforcement Action. The term “Lender Claims” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of Lender now or hereafter arising or existing under or relating to the Senior Loan Agreement or any other Senior Debt Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether with respect to any loans, guaranty or letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower or any Subsidiary under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination premiums. The term “Insolvency Proceeding” means Borrower’s insolvency, reorganization or any case or proceeding under the Bankruptcy Code or any other bankruptcy or insolvency law or laws relating to the relief of debtors, including receivership or other similar statutory or common law proceeding or arrangement involving Borrower, the readjustment of its liabilities, any assignment for the benefit of its creditors or any marshaling of its assets or liabilities.

2. The term “Subordinated Debt” shall mean all obligations of any of the Zosano Group to Creditor, now existing or hereafter arising, under (a) the Secured Promissory Note dated as of April 26, 2012 executed by ZP Holdings originally in favor of BMR, in the principal amount of $8,556,533.00 (the “Subordinated Note”), and/or (b) the agreements securing the Subordinated Note, including the (i) LLC Pledge Agreement, dated as of April 26, 2012 executed by Borrower originally in favor of BMR (the “LLC Pledge Agreement”), (ii) the Intellectual Property Security Agreement dated as of April 26, 2012 executed by ZP Holdings originally in favor of BMR, and (iii) the Security Agreement dated as of April 26, 2012 executed by ZP Holdings originally in favor of BMR (collectively, the “Subordinated Security Agreements”). The Subordinated Note, the LLC Pledge Agreement and the Subordinated Security Agreements are collectively referred to herein as the “Subordinated Debt Documents.” Creditor and BMR represent, warrant and agree that the Subordinated Debt Documents have been assigned in their entirety to Creditor in accordance with the Assignment and the Securities Transfer Agreement dated as of December 18, 2012 (“Securities Transfer Agreement”), and that the Assignment and Securities Transfer Agreement each remains in full force and effect. The term “Subordinated Security Interest” shall mean any security interest in or lien on the Collateral in favor of Creditor arising from the Subordinated Debt.

3. All Subordinated Debt is subordinated in right of payment to the Senior Debt. Creditor subordinates to the Senior Security Interest the Subordinated Security

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Interest. Notwithstanding the respective dates of attachment or perfection of the Subordinated Security Interest and the Senior Security Interest, the Senior Security Interest shall at all times be prior to the Subordinated Security Interest. Creditor acknowledges that it will not be entitled to receive payment of the Subordinated Debt when due if, at the time such payment is required, any portion of the Senior Debt remains outstanding.

4. Creditor represents and warrants to Lender that, other than Creditor, there are no Affiliates of Creditor to whom Borrower, Holdings or Group owe any Indebtedness, except pursuant to (a) the Lease dated as of May 1, 2007, as amended by the First Amendment to Lease dated as of June 20, 2008, the Second Amendment to Lease dated as of October 16, 2008, the Third Amendment to Lease dated as of April 29, 2011, the Fourth Amendment to Lease dated as of July 31, 2011, and the Fifth Amendment to Lease dated as of April 1, 2012, between BMR-34790 Ardentech Court LP, a Delaware limited partnership (“Landlord,” as successor in interest to BMR-34790 Ardentech Court LLC), and Borrower, which is guaranteed by the Guaranty dated as of April 1, 2012, executed by Holdings in favor of Landlord (collectively, the “Lease Documents”), (b) the Note Purchase Agreement dated as of September 9, 2013 among Holdings, BMV Direct SO LP, a Delaware limited partnership (“BMV SO”), BMV Direct SOTRS LP, a Delaware limited partnership (“BMV SOTRS”) and other unaffiliated third party purchasers, the 8% Subordinated Convertible Promissory Note in the principal amount of $303,372.00 dated as of September 9, 2013 by Holdings in favor of BMV SO, the 8% Subordinated Convertible Promissory Note in the principal amount of $991,047.43 dated as of September 9, 2013 by Holdings in favor of BMV SOTRS, and other related agreements (collectively, the “Bridge 2013 Documents”), and (c) the Note Purchase Agreement dated as of February 26, 2014 among Holdings, BMV Direct SO LP, a Delaware limited partnership (“BMV SO”), BMV Direct SOTRS LP, a Delaware limited partnership (“BMV SOTRS”) and another unaffiliated third party purchaser, the 8% Subordinated Convertible Promissory Note in the principal amount of $249,000.00 dated as of February 26, 2014 by Holdings in favor of BMV SO, the 8% Subordinated Convertible Promissory Note in the principal amount of $1,069,709.23 dated as of February 26, 2014 by Holdings in favor of BMV SOTRS, and other related agreements (collectively, the “Bridge 2014 Documents”). For purposes of this Agreement, in no event shall the Subordinated Debt include any of the Lease Documents, the Bridge 2013 Documents, the Bridge 2014 Documents or any obligations thereunder, provided however, that such obligations may be subordinated pursuant to a separate agreement.

5. Without Lender’s written consent, Creditor agrees that it will not demand or receive from Borrower, Holdings or Group (and Borrower and Holdings agrees not to pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower or Holdings, for so long as any portion of the Senior Debt remains outstanding, provided, however, that Creditor may convert any part of the Subordinated Debt (other than Subordinated Debt owed to Creditor by Group) into equity securities of Borrower in accordance with the terms of the Subordinated Note.

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6. Creditor shall promptly deliver to Lender in the form received (except for endorsement or assignment by Creditor, where required by Lender) for application to the Senior Debt any payment, distribution, transfer of property or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

7. In the event of Borrower’s, Holding’s or Group’s insolvency, reorganization or any case or proceeding under any Bankruptcy or insolvency law or laws relating to the relief of debtors, this Agreement shall remain in full force and effect, and Lender’s claims arising from the Senior Debt against Borrower and Holdings and the respective estates of Borrower and Holdings, to the extent that such claims have priority over the Subordinated Debt under this Agreement, shall be paid in full before any payment with respect to the Subordinated Debt is made to Creditor.

8. For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Lender as Creditor’s attorney-in-fact, and grants to Lender a power of attorney with full power of substitution in the name of Creditor or in the name of Lender for the use and benefit of Lender, without notice to Creditor, to perform at Lender’s option the following acts in any Bankruptcy, insolvency or similar proceeding involving Borrower, Holdings and/or Group:

(a) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Lender elects, in its sole discretion, to file such claim or claims; and

(b) To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Lender deems appropriate for the enforcement of its rights hereunder.

9. Section 5 of this Agreement shall automatically terminate and be of no further force or effect upon the occurrence of the Termination Date (defined below). “Termination Date” means the earlier to occur of ninety (90) days following Lender’s acceleration of the Senior Debt and October 1, 2017 (the “Enforcement Period”), provided however, that the Termination Date shall be extended if (and for so long as) at the time the Enforcement Period would otherwise terminate, Lender is, in good faith, diligently pursuing Material Enforcement Actions. If Borrower becomes subject to a bankruptcy proceeding under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) prior to the occurrence of the Termination Date, the Termination Date shall be extended to a date ninety (90) days following the effective date of the removal or lifting of any restriction imposed by the Bankruptcy Code which prohibits or materially restricts Lender from enforcing its rights against Borrower or Borrower’s property (the “Post-Bankruptcy Enforcement Period”), provided however, that the Termination Date shall be extended for so long as and if immediately prior to the expiration of the Post-Bankruptcy Enforcement Period, Lender is, in good faith, diligently pursuing Material Enforcement Actions. For the purposes of this Section 9, the

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following would constitute diligent pursuit of Material Enforcement Actions: the solicitation of bids from third parties to conduct the liquidation of any material portion of the Collateral; the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling any material portion of the Collateral; the initiation of any action to take physical possession of or to exercise dominion or control over (other than cash dominion) any material portion of the Collateral; the notification of all or substantially all account debtors to make payments to Lender in respect of Accounts comprising Collateral; or the commencement of any legal proceedings or actions against or with respect to any material portion of the Collateral.

10. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt.

11. Subject to Section 9 hereof, this Agreement shall remain effective for so long as the Lender has any obligation to make disbursements or credit extensions to Borrower under the Senior Debt Documents or Borrower owes any amounts to Lender under the Senior Debt Documents. If, at any time after payment in full of the Senior Debt, any payments of the Senior Debt must be disgorged by Lender for any reason (including, without limitation, the Bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made, and Creditor shall immediately pay over to Lender all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, with notice to Creditor but without Creditor’s consent, Lender may take such actions with respect to the Senior Debt as Lender, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount as allowed herein, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of the Senior Debt Documents, and enforcing or failing to enforce any rights against Borrower or any other person, provided, however, that in no event shall any such actions have the effect of increasing the principal amount of the Senior Debt by more than $800,000. No such action or inaction shall impair or otherwise affect Lender’s rights hereunder.

12. Creditor hereby consents to the incurrence by the Borrower of the Senior Debt.

13. Purchase Option.

(a) Subject to the provisions of this Section 13, Creditor shall have the option (exercisable in its sole discretion) to purchase (the “Purchase Option”) all, but not less than all, of the Senior Debt (the “Assigned Claims”) at any time following (i) Lender’s acceleration of the Secured Obligations; (ii) the Secured Obligations not having

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be repaid on or before the Term Loan Maturity Date; (iii) the commencement of an Enforcement Action by Lender; or (iv) the commencement of any Insolvency Proceeding as defined above (each, a “Purchase Event”). Such purchase shall be at par value, without recourse, warranty or representation from Lender, except for representations as to the outstanding balance of the amounts owing to Lender, the absence of prior assignment by Lender of, or encumbrance upon, the Assigned Claims, the delivery of true, complete and correct copies of the Senior Debt Documents (but excluding the Warrant) to Creditor, and the absence of any amendment to the Assigned Claims not disclosed in writing to Creditor.

(b) To exercise the Purchase Option, Creditor shall provide to Lender written notice of Creditor’s intent to exercise the Purchase Option (“Notice of Intent to Purchase”) within five (5) Business Days after Lender notifies Creditor in writing of the occurrence of a Purchase Event (the “Option Expiry Date”). During the period following a Purchase Event and expiring on the Option Expiry Date, Lender will not take any additional action to enforce its rights with respect to the Collateral unless Lender reasonably determines that exigent circumstances warrant taking such action as necessary to protect the Collateral or the Lender Claims. Exigent circumstances include but are not limited to the theft, removal or dissipation of, or material injury to the Collateral, or the material risk that the foregoing will occur without immediate action by Lender. Absent a Purchase Event, Lender may take such actions necessary to preserve its interests in the Lender Claims and Collateral as it determines in its sole discretion in accordance with the Senior Debt Documents and this Agreement. Notwithstanding the foregoing restrictions on Lender’s ability to take additional action to enforce its rights with respect to the Collateral, Lender may at any time prior to the closing of Purchase Closing Date (defined in Section 13(d), below), deliver one or more notices of exclusive control relating to Borrower’s and its Subsidiaries’ Deposit Accounts and accounts containing Investment Property.

(c) Upon Lender’s receipt of the Notice of Intent to Purchase, Creditor shall be irrevocably obligated to purchase the Assigned Claims, subject to the satisfaction of any conditions precedent (unless waived by Lender) set forth in Section 13(f) below and/or the Purchase Documents required to be satisfied by parties other than Creditor.

(d) Creditor’ purchase of the Assigned Claims under this Section 13 shall close on the date (the “Purchase Closing Date”) which is not more than three (3) Business Days following the Option Expiry Date. If Creditor fails to satisfy its obligations required to close such purchase on or before the Purchase Closing Date, then, notwithstanding the occurrence of a subsequent Purchase Event (i) Lender may at any time elect to terminate the Purchase Option, and after which it shall be of no further force and effect; (ii) if the Purchase Option is terminated, Lender shall have no further obligation to Creditor with respect to the Purchase Option; (iii) Creditor shall be liable to

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Lender for any damages Lender incurs; (iv) Lender shall be entitled to specific performance of Section 13 of this Agreement; and (v) Lender may exercise all its rights and remedies with respect to the Collateral and the Lender Claims and take such further actions as it deems necessary in its sole discretion in accordance with the Senior Debt Documents and this Agreement.

(e) Creditor’s purchase of the Assigned Claims shall be subject to such additional terms, conditions, covenants, representations and warranties of Lender as are customary in Lender’s documents and agreements providing for the purchase and sale of similar claims and all such documentation shall be in form and substance satisfactory to Lender and its counsel in their sole discretion (collectively, the “Purchase Documents”), including, without limitation, that Creditor has conducted, and is responsible for, its own independent due diligence necessary to evaluate the Assigned Claims as Creditor has deemed necessary or appropriate to complete the purchase of the Assigned Claims and the conditions set forth below.

(f) Lender’s obligation to sell the Assigned Claims under the Purchase Option shall be conditioned upon occurrence of the following on or before the Purchase Closing Date: (i) Creditor’s payment to Lender of the purchase price, consisting of the full amount of the Secured Obligations then outstanding and unpaid, which equals all outstanding principal owed to Lender, plus interest, fees and expenses owing to Lender as provided in the Senior Debt Documents (the “Purchase Price”); and (ii) Lender’s receipt of a written release of any and all claims against Lender arising under or relating to the Assigned Claims or the Senior Debt Documents, whether known or unknown, other than with respect to any breach under the Purchase Documents in form and substance satisfactory to Lender and executed by Creditor and each Borrower; Guarantor; pledgor of collateral that secures the Secured Obligations; party which has a pending or threatened claim against the Lender arising under or in connection with the Assigned Claims or the Senior Debt Documents; and such other party claiming an interest in or right to the Collateral.

(g) The Purchase Price shall be remitted to Lender by wire transfer in immediately available federal funds to the deposit or escrow account as designated by Lender in the Purchase Documents. Interest shall be calculated up to and include the Business Day upon which such wire transfer is received, unless received before 3:00 p.m. Eastern Time, in which case interest shall not include the Business Day upon which it is received.

(h) Creditor shall indemnify, defend, and hold Lender and its officers, directors, shareholders, affiliates, agents, partners, members, controlling entities, and employees (each an “Indemnitee”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including without limitation reasonable attorneys’

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fees and expenses) that any Indemnitee incurs or suffers as a result of or arising out of (i) the sale of the Assigned Claims to Creditor; (ii) breach of any of Creditor’s representations, warranties, covenants or agreements in the Purchase Documents; or (iii) from and after the sale of the Assigned Claims to Creditor, the Assigned Claims or any of the Senior Debt Documents, except to the extent such liability, claim, cost, loss, judgment, damage or expense (including without limitation reasonable attorneys’ fees and expenses) is the result of the willful misconduct or gross negligence of such Indemnitee prior to the Purchase Closing Date, as determined by a final non-appealable ruling by a court of competent jurisdiction or other tribunal as agreed under this Section 13; provided, however, that Creditor shall reasonably cooperate with such Indemnitee in connection with the defense of any liability, claim, cost, loss, judgment, damage or expense that may fall within the foregoing exception.

(i) Within ten (10) Business Days following the Purchase Closing Date, Lender shall (i) deliver or cause to be delivered to Creditor the original Senior Debt Documents, but excluding any Warrants in Lender’s possession, or copies thereof if originals are not available, and (ii) execute in favor of Creditor such documentation as necessary to assign to Creditor, on a non-recourse basis, the Assigned Claims and Lender’s rights under such documents.

(j) Notwithstanding anything to the contrary set forth in this Section 13, in the event that, prior to the Purchase Closing Date, any action, suit or proceeding (whether judicial, administrative or otherwise), or claim arising under, relating to, or in connection with the Secured Obligations or the Senior Debt Documents (each an “Adverse Claim”), is pending against Lender or Lender in good faith believes that such an Adverse Claim is threatened or will be commenced against it, regardless of the lack of merit of such Adverse Claim, the Purchase Option may be revoked by Lender by providing written notice of such revocation to Creditor prior to the Purchase Closing Date (the “Revocation”). Following the Revocation, Lender shall have no further obligation to Creditor under this Section 13.

14. This Agreement shall bind and benefit any successors or assignees of Creditor and any successors or assigns of Lender. This Agreement is solely for the benefit of Creditor and Lender and not for the benefit of Borrower, Holdings, Group or any other party. Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Lender makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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16. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated herein shall be resolved by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a mutually acceptable referee or, if none is selected, then a referee chosen by the Presiding Judge of the California Superior Court for Santa Clara County, provided this provision shall not restrict any party from seeking to enforce any prejudgment remedies.

17. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Lender or any of the Zosano Group in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of the Zosano Group. This Agreement may be amended only by written instrument signed by Creditor and Lender.

18. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Lender”

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation

Signature:	/s/ Ben Bang
Print Name:	Ben Bang
Title:	Senior Counsel

“Borrower”

ZOSANO PHARMA, INC.

Signature:	/s/ Vikram Lamba

By:	Vikram Lamba

Title:	CEO

“Holdings”

ZP HOLDINGS, INC.

Signature:	/s/ Vikram Lamba

By:	Vikram Lamba

Title:	CEO

[CREDITOR SIGNATURE PAGE FOLLOWS]

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“BMR”

BIOMED REALTY HOLDINGS, INC.

Signature:	/s/ Kevin M. Simonsen

By:	Kevin M. Simonsen

Title:	VP, Real Estate Legal

“Creditor”

BMV DIRECT SOTRS LP

Signature:	/s/ Kevin M. Simonsen

By:	Kevin M. Simonsen

Title:	VP, Real Estate Legal

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